FIRST AMENDMENT

TO THE

EXPENSE LIMITATION AGREEMENT

This amendment is effective as of June 11, 2020 by and between Northern Trust Investments, Inc. (the “Investment Adviser”) and Advisers Investment Trust (the “Trust”) on behalf of the fund advised by the Investment Adviser.

WHEREAS, the parties entered into an Expense Limitation Agreement effective March 7, 2018 (the “Agreement”) with regard to fee reductions and expense reimbursements for the benefit of the fund advised by the Investment Adviser;

WHEREAS, the parties desire to amend the Agreement in the manner herein set forth.

NOW THEREFORE, pursuant to Section 5 of the Agreement, the parties hereby amend the Agreement in the following form:

1.	Paragraph three of the agreement is deleted in its entirety and replaced with the following:

Deferred Fees are subject to payment by a Fund within the three years following the date on which the fees were deferred or expenses reimbursed. In no event will a Fund be obligated to pay any Deferred Fees with respect to any other Fund of the Trust.

Advisers Investment Trust		Northern Trust Investments, Inc.

/s/ Barbara J. Nelligan		/s/ Jennifer Hoffenkamp
Name:	Barbara J. Nelligan	Name:	Jennifer Hoffenkamp
Title:	President	Title:	SVP, Cash Management Product Manager